SUBSIDIARIES OF THE REGISTRANT

EXHIBIT 21.1

1.               “Tier Technologies (Australia) PTY Limited”, an Australian corporation.

2.               “Tier Technologies ( United Kingdom), Inc.”, a Delaware corporation.

3.               “Tsource, Inc.”, a Delaware corporation.

4.               “ADC Consultants PTY Limited”, an Australian corporation.

5.               “Simsion Bowles & Associates”, an Australian corporation.

6.               “Official Payments Corporation”, a Delaware corporation.